Southern Community Financial Corporation
Provides Guidance on Anticipated Second Quarter 2009 Results

Winston-Salem, NC – June 30, 2009 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO) updated its guidance for second quarter 2009 results.  The Company now expects its provision for loan losses will increase to approximately $6.0 million for the second quarter 2009 in response to an accelerated level of charge-offs.  Net charge-offs are now anticipated to be approximately $5.7 million to $5.9 million, or 1.78% to 1.84% of average loans on an annualized basis, compared with $3.5 million or 1.09% of average loans (annualized) for the first quarter 2009.  The allowance for loan losses is expected to be in the range of $19.4 million to $19.6 million or 1.53% to 1.55% of total loans, up from $19.3 million or 1.49% of total loans in the first quarter of 2009.

“This increase in our provision for loan losses and net charge-offs for the second quarter is driven by our aggressive efforts to work off troubled assets and effectively resolve problem credits.  Similar to the trends that we experienced over the past year, this quarter’s charge-off activity is primarily related to our residential construction and development loans, as sales continue to be negatively impacted by the persistent slow housing market conditions.  During the second quarter, we have seen decreasing loan delinquencies and expect a reduction in nonperforming loans at quarter-end versus the March 31, 2009 level of $20.3 million or 1.56% of total loans.  However, despite the expected decline in nonperforming loans, an increased level of foreclosed assets is expected to increase nonperforming assets to a range between 2.10% to 2.15% of total assets at June 30, 2009 compared with 1.73% of total assets at March 31, 2009,” said F. Scott Bauer, Chairman and Chief Executive Officer.

Southern Community also announced that it expects to take a $1.0 million charge against earnings to write off the value of collateral held by Lehman Brothers as the counterparty in certain derivative contracts.  As previously disclosed, the Company has filed a claim against Lehman for all funds due to the Company, including the return of this collateral, as a result of Lehman’s technical default.  Counsel has recently determined that the Company’s claim against Lehman in pending bankruptcy proceedings will be classified as an unsecured creditor with no preferential status.  Despite the potential for partial recovery through either insurance coverage or the bankruptcy proceedings, the Company recognizes that there is material uncertainty involved in the determination of the collateral’s continuing value which could result in little or no recovery of this asset.  A charge of $440 thousand associated with these derivatives was previously taken in the third quarter of 2008.  The charge in the second quarter 2009 eliminates all exposure under Lehman derivative contracts.
Southern Community expects to release full second quarter 2009 results on Thursday, July 23, 2009.  Conference call information will be provided at a later date.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community Financial Corporation is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500